Exhibit 10.37

EXCLUSIVE LICENSE AGREEMENT

BETWEEN
Global Entertainment Holdings, Inc. a corporation incorporated under the laws of Nevada, having its registered office at 650 N. Bronson Avenue, Suite B-116, Los Angeles, CA 90004, USA represented herein by Gary Rasmussen, its Chief Executive Officer and duly authorized officer as he so declares,

Hereinafter referred to as “Licensor”

AND
Global Universal  Pictures, Inc., a corporation incorporated under the laws of New Brunswick, having its registered office at 1111 Main Street, Suite 105, Moncton, New Brunswick, E1C 1H3 Canada, represented herein by Jacqueline Giroux, its President and duly authorized officer as she so declares,

 Hereinafter referred to as “Licensee”

IT IS AGREED:

1.	DEFINITIONS

The following words, wherever used in this Agreement or in any deeds or agreements supplemental or ancillary hereto, shall have the following meanings:

1.1	“Film” means and refers to up to 1 x 95 - 100 minute Feature Film production project, (including credits and music video) more fully described as follows:

1.1.1	Title	-	“American Sunset” (working title)
1.1.2	Concept	Global Entertainment Holdings, Inc.

as more fully described in Schedule “A”, attached hereto and made a part of this Agreement.

1.2	“WORK” means and refers to the project described in above article 1.1, including without limitation, the Concept of the Film;

1.3
“Television" means and refers to any and all forms and technologies of television, whether now  known or  hereafter devised, including without limitation, television forms commonly referred to as "Free TV", "PayTV", "Public TV", "DBS", "Cable TV" and "Subscription TV".

1.4
“Merchandising Rights” means and refers to those rights required for manufacture, sale and distribution of all merchandise including but not limited to brochures, comics, cartoons, posters, programmes, toys, games, electronic media products now known or unknown (including but not limited to interactive games, programmes for Internet or mobile phones, Internet and mobile phones downloadables) (“Electronic Media Products”), novelties, combined packages of books, records, fabrics, apparel, food, drinks and other goods and other premiums promotions and commercial tie-ins featuring, containing or consisting of the names, characters, items, symbols, trademarks, designs, logos, Licensees and catch-phrases, likenesses and visual representations of the literary and/or artistic characters created, described or portrayed in the WORK.

1.5
“Home Video/DVD” means and refers to copies of programs on tape, disc, cassette, laser disc, CD-ROM, DVD or any other similar format manufactured and intended primarily for private, in-home exhibition, and to the selling, rental and location of such copies on all possible carrier materials currently known or developed in the future.

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1.6
“Distribution” means and refers to any and all activities related to the commercial release of the Film and products derived therefrom, including the sale, the location and distribution thereof by any and all means currently known or developed in the future, including electronic distribution.

1.7
“Broadcast” means and refers to communication to the public by telecommunication of the Film including transmission and retransmission thereof via any television distribution system or by cable, satellite and any other means currently know or developed in the future, including broadcasting via Internet and mobile telephones.

2.	EXCLUSIVE GENERAL LICENSE

2.1
Object - Subject to the terms and conditions of this Agreement, the Licensor hereby grants to Licensee the world-wide and exclusive license to use the WORK and to authorize the use thereof for and in connection with the following purposes:

2.1.1
the writing, production, publication, broadcast, distribution, public performance and promotion of the Film throughout the world in all languages and in all distribution markets, including but not limiting to Television, Home Video/DVD, non-theatrical and theatrical markets.

2.1.2
the exercise of all Merchandising Rights in respect of the Film and the exercise of all so-called "commercial tie-up" rights (as this expressions is used in the Film and television industry) in respect of the WORK, which include without limitation all rights required for the manufacture, sale and other exploitation of whatsoever nature of goods, souvenirs, products, facilities and commodities of all kinds reproducing, depicting, making reference to or based on or decorated with the title, characters, scenes and incidents of or articles appearing in the WORK or in the Film;

(Hereinafter referred to as “GENERAL LICENSE”).

2.2
Term - Subject to provisions of article 2.3 below and to the other terms and conditions of this Agreement, the GENERAL LICENSE granted hereunder shall vest in Licensee upon execution of this Agreement and shall continue for a period of twenty five (25) years.

2.3	Conditions of use - The GENERAL LICENSE is deemed subject to the execution of the following conditions:

2.3.1	Gary Rasmussen will be an Executive Producer for the duration of the Film.

2.3.2
Subject to the provisions of the Agreement, Licensee shall accord the following credit on the negative of the Film and on all positive copies of the Film made or issued by Licensee in the opening credits in the words "Original concept Global Entertainment Holdings, Inc." and “Executive Producer, Gary Rasmussen” and in all advertising and paid publicity issued by or under the immediate control of Licensee other than teaser trailers list group and advertising of eight column inches or less in size and other than special advertising or publicity relating to the screenplay upon which the Film is based or to commercial tie ups and other radio or television advertising or publicity written in narrative form PROVIDED ALWAYS that Licensee shall not be liable for any failure or default by any third party concerned in the exploitation of the Film in giving such credit nor for any accidental breach of its obligations under this sub-clause (but Licensee will use all reasonable endeavors to remedy any such accidental breach by it of which notice is given to it if such remedy is possible and all reasonable endeavors to obtain the remedy of a remediable breach by a third party) and the rights and remedies (if any) of Licensee or of the Licensor in the event of breach of this sub-clause shall be limited to Licensee or to the Licensor's right (if any) to recover damages in an action at law and in no event shall be entitled by reason of any such breach to enjoin or restrain the distribution exhibition or other exploitation of the Film.

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3.	COMPENSATION

3.1
Subject to financing of the Film, Licensee agrees to pay to the Licensor as all-inclusive remuneration and as consideration in full for all rights granted or to be granted hereunder, the following compensation: (i) a sum of CA$150,000, and (ii) an amount of revenue equal to fifty percent (50%) of Licensee’s share of all Net Receipts derived from the Film. For the purposes of this Agreement, the term “Gross Receipts” shall mean all monies (including all amounts from advances, guarantees, security deposits and awards) received by Licensee (or its wholly owned subsidiary created for the sole purpose of producing the Film) or distributors from the lease, sub-license, sale, rental, barter, distribution, broadcast, exhibition, performance, exploitation or other exercise of each licensed right in the Film all without deductions, (where such deductions shall include but not be limited to any withholding or other taxes paid or deducted at source) throughout the Universe.  These amounts exclude presales, advances, and minimum guarantees, as well as third party investments or other instruments used to produce the Film.

For the purpose of this Agreement, the term “Net Receipts” shall mean Gross Receipts less reasonable distribution commissions, distribution expenses and residual royalties, if any.

4.	WARRANTIES AND REPRESENTATIONS

4.1	The Licensor warrants represents and agrees that:

4.1.1	the Licensor has full authority, power and right to enter into this Agreement, and to fully perform all of Licensor’s obligations hereunder;

4.1.2	the Licensor has and will have no contract, grant or deed with any other person or entity which might conflict with, impair or be inconsistent with any of the provisions of this Agreement;

4.1.3	neither this Agreement nor the fulfillment thereof by any part infringes upon the rights of any person;

4.1.4	the WORK does not or will not violate or infringe upon the copyright, moral rights and other property rights of any person or entity;

4.1.5	there are no rights, licenses or grants of any nature in favor of anyone, which would impair or infringe upon the rights herein granted to Licensee.

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5.	REMAKES, ETC.

5.1
Licensor hereby grants Licensee the Right of First Negotiation and the Right of Last Refusal to participate in the production of any remake, sequel, follow-up, prequel and spin-off rights (collectively "Other Productions") in and to the Film and the WORK produced by Licensee (or any of its assignee’s or licensees of rights in and to the Other Productions), where:

5.1.1
“Remake” or “spin-off”, refers to the right to adapt or reproduce or represent at a later time the Film, to adapt the Film creating a new movie in animation or live action or TV series or Electronic Media Products constituting a new version of the Film which version deals with the same themes, characters, scripts and dialogue;

5.1.2
“Sequel” or “follow-up”, refers to the rights to adapt, reproduce and represent at a later time the Film, to adapt  the Film creating a new movie in animation or live action or TV Series or Electronic Media Products forming a new version of the Film which version deals with the elements of the Film such as the title, principal themes, certain characters, situations, scripts and dialogue. The right to a follow-up includes the right to create a new movie or pre-production elements from the Film which can be exploited commercially independently from the Film, including in Videogram format, and in television format in certain countries;

5.1.3
“Prequel” refers to the right to adapt, reproduce, or represent the Film through new production forming a new version of the Film creating a new movie in animation or live action or TV series or Electronic Media Products which version deals with the elements of the Film such as the title, principal themes, certain characters, situations, scripts and dialogue, but whereby the action is set in a time prior to that of the Film.

5.2
The Parties shall negotiate in good faith the terms and conditions of the remake, sequel, follow-up, prequel and spin-off rights in relation to the Right of First Negotiation and the Right of Last Refusal above mentioned.

6.	BANKRUPTCY

6.1
In the event of the liquidation of Licensee’s assets, or the filing of a petition in bankruptcy or insolvency or for an arrangement or reorganization by, for or against Licensee, or in the event of the appointment of a receiver or a trustee for all or a portion of Licensee’s property, or if Licensee shall make an assignment for the benefit of creditors, or commits any act for or in bankruptcy, or become insolvent, the Licensor shall have the option by written notice to Licensee to terminate this Agreement.

6.2	It is expressly agreed and understood between and by the parties that, notwithstanding the termination of this Agreement under paragraph 6.1 above:

6.2.1
all rights and interests granted to or acquired by Licensee hereunder in and to the Film and Merchandising Rights project made on the date of termination, shall not be affected and shall remain in full force and effect.

7.	TRANSFER

7.1
Save and except for any transfer or assignment of rights to a parent or affiliate company of Licensee, including an entity formed by the Licensee for the sole purpose of producing the Film, which transfer or assignment can take place without the prior written agreement of the Licensor, Licensee shall not assign nor transfer this Agreement and any of its rights and obligations hereunder, at any time and from time to time, in whole or in part, without having first obtained for each projected transfer written approval from the Licensor, which approval shall be at the sole discretion of the Licensor.

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8.	DEFAULT

8.1	Should Licensee fail to perform any of its obligations hereunder, the Licensor shall be at liberty to terminate this Agreement provided, however, that:

8.1.1	the Licensor shall advise Licensee in writing of the specific facts upon which it is claimed that Licensee is in default;

8.1.2	Licensee shall be allowed a period of thirty (30) days after the receipt of such written notice within which to cure such default;

8.1.3	if Licensee fails to cure the same within such thirty (30) day period, this Agreement shall terminate and be deemed terminated upon the expiration thereof.

8.2	It is expressly agreed and understood between and by the parties that, notwithstanding the termination of this Agreement under paragraph 8.1 above:

8.2.1
all rights and interests granted to or acquired by Licensee hereunder in and to the Film and Merchandising Rights project made on the date of termination, shall not be affected and shall remain in full force and effect;

8.2.2
all rights and interests granted to or acquired by Licensee hereunder in and to the WORK, including any and all rights and interests granted to or acquired by Licensee to the Film and Merchandising Rights project derived from the WORK and the Film, shall revert and be deemed reverted to the Licensor upon termination of this Agreement. subject, however, to the following conditions:

a)	the Licensor shall be deemed substituted to Licensee in and for the conduct of the licenses referred to 8.2.2;

b)	the reversion of rights referred to above shall be subject to the undertaking and observance by the Licensor of Licensee’s obligations under these licenses;

c)	any and all payments made by Licensee to the Licensor before the termination of this Agreement shall remain valid and subject to no reimbursement by the Licensor.

9.	NOTICES

9.1
Any notice, demand, request, accounting, consent or communication required or contemplated by any provision of this Agreement is to be given either by hand or by messenger, or by prepaid registered mail, or by an internationally recognized overnight courier service (such as Federal Express, etc.), or by facsimile (telecopier), provided such communication is evidenced by confirmation of receipt, at the following addresses and numbers:

9.1.1	to the Licensor:	at the above mentioned address
Fax:	+1 /818/ 827-0900

9.1.2	to the Licensee:	at the above mentioned address
Fax:	+1 /506/ 382-4957

or at such other address or addresses and number(s) as the parties may from time to time designate pursuant to the provisions of article 9.1.

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10.	GENERAL PROVISIONS

10.1
This Agreement (including Schedule attached thereto) contains the entire agreement between the parties with respect to the transactions contemplated herein and supersedes all prior or contemporaneous negotiations, agreements and understandings, if any. No amendment to this Agreement may be made unless in writing and signed by the parties or their agents.

10.2	This Agreement and the interpretation and enforcement thereof shall be governed by and in accordance with the laws of the Province of New Brunswick.

10.3	The insertion of titles are for convenience only and do not affect the meaning of the interpretation of this Agreement.

10.4	Where required by the context hereof, the singular shall include the plural and the masculine gender shall include the feminine or neuter gender, as the case may be, and vice versa.

10.5
Nothing contained in this Agreement shall be construed so as to require the commission of any act contrary to law, and if any provision of this Agreement is held to be invalid or illegal under any material statute, law, ordinance, order or regulation, in any jurisdiction, such provision shall be curtailed and limited only to the extent necessary to bring it within the legal requirements of such jurisdiction and such curtailment or limitation shall not affect the validity of the remainder of this Agreement or any other provisions hereof in that, or any other, jurisdiction.

10.6
This Agreement shall not be construed as constituting a co-production, a partnership or joint venture between the parties or make either party an agent of the other party.  Each party hereto will not hold itself out as an agent of the other party and neither of the parties shall be or become liable or bound by any representation, act, omission or agreement whatsoever of the other party hereto.

This Agreement has been executed in two (2) counterparts, each counterpart shall be deemed an original, but all of which together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the 13th day of April, 2009.

“Licensor”	“Licensee”
GLOBAL ENTERTAINMENT HOLDINGS, INC.	GLOBAL UNIVERSAL PICTURES, INC.

By: /s/ Gary Rasmussen	By: /s/ Jacqueline Giroux
Gary Rasmussen, CEO	Jacqueline Giroux, President

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SCHEDULE "A"
to the EXCLUSIVE LICENSE AGREEMENT
executed as of this 13th day of April, 2009

LOG LINE:  A couple are on their fifth honeymoon when the mate is kidnapped but can not be traced via the police, so the partner needs to team up with a very unconventional Ex Iraq soldier to fine the partner via untraditional methods of espionage equipment.

SYNOPSIS OF AMERICAN SUNSET (Working Title):

“American Sunset” is a story about love and sacrifice.  It’s an edge-of-your-seat shocking thriller about how one ordinary man traveled to hell and back to save his wife.

A shocking thriller, with a Usual Suspects–style twist, “American Sunset” will have both moviegoers and crime solvers alike anxiously waiting for clues to this mystery’s riddle; each time wondering if it will not be too late.

On a trip back to  Canada to celebrate their fifth wedding anniversary, Tom Marlow wakes to find his beloved wife missing.  Their vacation home – now a crime scene – is now littered with clues to his wife’s whereabouts.  In order to ensure her safe return, Tom, now a stranger in the land of his birth is forced to cooperate with the practices of local authorities, the political rhetoric of the American Embassy and the unorthodox methods of a Private Investigator he hired to help him.

Amidst the chaos of the investigation, the silence is broken when the phone rings and an evil voice on the other end asks: “You wanna play a game?  Here’s your first riddle.”  Tom and the P.I. are now part of a treasure hunt set in motion by his wife’s captors.   The game is simple and the prize is his wife’s freedom.  Each correctly answered riddle brings them one-step closer; but one wrong answer…one missed deadline…and the consequences will be fatal.

As the hunt brings them deeper and deeper into a corrupt world, spawned by greed, deception and immoral motives, one thing is clear; this is not a random kidnapping for money – this is personal.

“American Sunset” has a unique way of grabbing the audience and bringing them into the investigation along with the main characters and cheering for the protagonist.

“American Sunset” will test your attention-to-detail skills and even give you time to decode the riddles before time runs out.  It’s a shocking thriller with an original twist that will have audiences revisiting the movie again and again, wondering how they missed so many clues the first time.

In “American Sunset”, everything is a clue and everybody has something to say, even if it is from the grave.

© Jacqueline Jackie  Giroux
    Canadian Copyright # 1062470
    Writers Guild East # I0435100

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ASSIGNMENT

KNOW ALL MEN BY THESE PRESENTS:

WHEREAS, the undersigned, Jacqueline Giroux (hereinafter, the “Assignor”), as part of her employment with Global Universal Film Group, Inc., a wholly-owned subsidiary of Global Entertainment Holdings, Inc., a publicly-held Nevada corporation (“GBHL”), has developed the title and concept of a certain original screenplay generally referred to as “American Sunset” (working title); and

WHEREAS, GBHL, through the employment of the Assignor, owns all right, title and interest in and to any literary properties developed by Assignor during her employment, including without limitation, the title and story concept of “American Sunset”;

FOR VALUE RECEIVED, the undersigned, Jacqueline Giroux, hereby sells, assigns, transfers and grants in perpetuity unto Global Entertainment Holdings, Inc., and its successors and assigns (herein called “Assignee”), all motion picture and television rights in and to the Title and Concept property known as “American Sunset” (working title) (which, together with the titles, themes, revisions, contents and characters, are hereinafter called the “Property”) and all related video, merchandising and other ancillary and subsidiary rights thereto in all media now known and hereafter devised throughout the universe (the “Rights”).

Global Entertainment Holdings hereby represents and warrants that it is the sole owner of all such Rights to the Property and has full power and authority to grant said Rights as set forth herein. The Assignor hereby agrees to allow Assignee to obtain or cause to be obtained all United States of America copyrights in and to said Property, whether or not referred to herein, and hereby assigns said Rights under said copyrights to Assignee, and the Assignor hereby irrevocably appoints Assignee as her attorney-in-fact, with full and irrevocable power and authority to do all such acts and things, and to execute, acknowledge, deliver, file, register and record all such documents, in the name and on behalf of the Assignor, as Assignee may deem necessary or proper in the premises to accomplish the same. Assignee is also hereby empowered to bring, prosecute, defend and appear in suits, and all renewals thereof, or concerning any infringement thereof, or interference with any of the Rights hereby granted under said copyrights or renewals thereof, in its own name or in the name of the copyright proprietor, but at the expense of Assignee, and, at its option, Assignee may join such copyright proprietor and/or  the Assignor as a party plaintiff or defendant in any such suit, action or proceeding.

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NOTWITHSTANDING THE FOREGOING, this Assignment shall be deemed to be null and void, and of no further force or effect with all Rights granted hereunder reverting to the Assignor automatically and without the need for any action by any party, if, and in the event, that Assignee shall not have commenced in good faith, bona fide principal photography on the production of a motion picture and/or television project based on the Property on or before the 2nd day of October, 2009.

Dated:  April 2, 2009

ASSIGNOR:

/s/ Jacqueline Giroux
Jacqueline Giroux
An Individual

ASSIGNEE:

Global Entertainment Holdings, Inc.
A Nevada Corporation

By: /s/ Gary Rasmussen
             Gary Rasmussen
Its:       Chief Executive Officer

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